EXHIBIT 99.1

AMENDMENT TO
SUPPLEMENTAL STOCK RESTRICTION AND

REGISTRATION RIGHTS AGREEMENT

     This Amendment (the “Amendment“) to the Supplemental Stock Restriction and Registration Rights Agreement (the “Supplemental Agreement”) dated as of December 30, 2004, by and between Good Times Restaurants Inc., a Nevada corporation (the “Company”), and The Erie County Investment Co., an Ohio corporation (“Erie”), is executed by the Company, Erie and The Bailey Company, LLLP, a Colorado limited liability limited partnership which is 99%-owned by Erie (“The Bailey Company”) (with Erie and The Bailey Company hereinafter collectively referred to as the “Investors”), effective as of February      , 2005.

RECITALS

     WHEREAS, the Company and the Investors desire to specify the correct shares of Additional Common Stock that shall be subject to the Supplemental Agreement; and

     WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Supplemental Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby expressly acknowledged, and intending to be legally bound hereby, the Company and each of the Investors (severally and not jointly) hereby agree as follows:

AGREEMENT

     1. Amendment to Shares of Additional Common Stock Subject to Supplemental Agreement. The Supplemental Agreement is hereby amended to reflect that the shares of Additional Common Stock that shall be subject to the Supplemental Agreement shall be the total of 821,512 shares of Common Stock held by The Bailey Company as a result of The Bailey Company’s conversion of the Company’s prior Series A Convertible Preferred Stock. By executing this Amendment, The Bailey Company shall become a party to the Supplemental Agreement.

     2. Incorporation of Amendment and Remainder of Supplemental Agreement. The terms and provisions of Section 1 of this Amendment are hereby incorporated into the Supplemental Agreement and, except for the amendment provisions herein contained, all of the terms and provisions of the Supplemental Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment. To the extent that the terms and provisions of this Amendment conflict with the terms and provisions of the Supplemental Agreement, the terms and provisions of this Amendment shall control.

     3. Counterparts; Delivery of Signed Amendment by Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Amendment and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Amendment, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.

     IN WITNESS WHEREOF, the Company and the undersigned Investors have caused this Amendment to be duly executed as of February      , 2005.

THE COMPANY:

GOOD TIMES RESTAURANTS INC.,
a Nevada corporation

By:	Boyd E. Hoback, President and Chief Executive Officer

INVESTORS:

THE ERIE COUNTY INVESTMENT CO.,
an Ohio corporation

By:	David E. Bailey, President

THE BAILEY COMPANY, LLLP
a Colorado limited liability limited partnership

By:

Printed name:

Title:

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